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                                                                   Exhibit 11.1
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                             SYMBOLLON CORPORATION

                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS


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                                  The Three-Months Ended September 30,   The Nine-Months Ended September 30,
                                  ------------------------------------   -----------------------------------
                                         1996             1995                 1996              1995
                                     -----------      -----------           -----------      -----------
Net Loss..........................   $  (245,476)     $  (319,672)          $  (718,185)     $(1,083,507)

Primary loss per share (1):
  Weighted average common shares
  outstanding.....................     2,715,296        2,457,047             2,559,095        2,419,225




  Shares subject to restriction...      (700,000)        (700,000)             (700,000)        (700,000)
                                     -----------      -----------           -----------       ----------
                                       2,015,296        1,757,047             1,859,095        1,719,225
                                     ===========      ===========           ===========       ==========

Loss per share (2):...............   $     (0.12)     $     (0.18)          $     (0.39)      $    (0.63)
                                     ===========      ===========           ===========       ==========

(1) The shares for the three-month and nine-month periods ended September 30, 1996 and 1995 have been calculated in accordance with Accounting Principles Board Opinion No. 15.

(2) There is no difference between primary and fully diluted income (loss) per share.

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